Exhibit 99.2

Cytomedix Issues Statement Regarding Clinical Trial Analysis
Tuesday September 13, 11:03 am ET
Will Hold Conference Call at 9 A.M. Eastern Time on Wednesday, Sept. 14

ROCKVILLE, Md., Sept. 13, 2005 (PRIMEZONE) -- Cytomedix, Inc. Chief Executive Officer and Chairman Kshitij Mohan, Ph. D., today issued the following statement concerning the preliminary analysis of a clinical trial regarding the Company's AutoloGel(tm) platelet releasate therapy system for the treatment of diabetic foot ulcers that was announced in a news release issued on Monday, Sept. 12.

"The preliminary results reported yesterday of a single end-point of the clinical trials do not reflect a full and complete analysis of initial data and protocol review and should not be construed as such," Dr. Mohan stated. "In view of prior data obtained from retrospective studies, case studies and patient registry there appear to be potential discrepancies that must be fully examined prior to any final conclusions being drawn. Based upon the preliminary nature of the clinical trial results and those obtained from other sources, we believe that further review and additional studies may be needed to ascertain the effectiveness of our AutoloGel(tm) System for wound healing."

Dr. Mohan will hold a conference call and webcast with members of the investment community at 9 a.m. Eastern time Wednesday, Sept. 14, 2005, to discuss the preliminary analysis of the clinical trial.

To participate in the call, dial 1-800-289-0730 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the Cytomedix conference call. International callers should dial 913-981-5509.

The teleconference can also be accessed by means of a live audio webcast on the Company's website at http://www.cytomedix.com, and will be archived for replay.

For anyone who is unable to participate in the conference, access to a recording will be available for three days (72 hours) following the call. Dial 1-888-203-1112 to access playback. For international callers, dial 719-457-0820. The pass code I.D. is 1151314.

About The Company

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(tm) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer this advanced therapy at the point-of-care in multiple settings. Additional information is available at: http://www.cytomedix.com.

Safe Harbor Provision

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

CONTACTS:  Cytomedix, Inc.
           Kshitij Mohan, Ph. D.
           Chief Executive Officer
           240-499-2680

           The Wall Street Group, Inc.
           Ron Stabiner
           212-888-4848